Exhibit 99.7

FOR IMMEDIATE RELEASE	FOR: CONTACT:	Interpool, Inc. James F. Walsh (609) 452-8900 www.interpool.com

INTERPOOL ANNOUNCES $80 MILLION PRIVATE SALE OF NOTES

PRINCETON, NJ, December 1, 2004 - Interpool, Inc. (IPLI.PK) announced today that it has sold an additional $80 million total principal amount of its 6% notes due 2014 in a private transaction with eight investors. Raymond James & Associates, Inc. was the placement agent. The notes are identical to the $150 million of 6% notes sold during September 2004. Interpool did not issue warrants as part of the current transaction. The sale of the notes was consummated on November 29, 2004. Interpool also entered into agreements with the investors to file registration statements with the SEC, for their benefit, with respect to the notes.

The proceeds from the sale of the notes will be used for general corporate purposes, including, but not limited to, the purchase of equipment for lease, retirement of debt, acquisitions, and/or working capital.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, Inc. said, "This latest transaction is additional strong evidence of the confidence these investors have in our company and industry. This additional liquidity will enable us to participate more efficiently and securely in a robust leasing market while continuing to pursue our longer-term strategic objectives."

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.